Exhibit 99.1

Middle East drives business for FLAG Telecom

By David Molony, for

TOTAL TELECOM

31 July 2003

New CEO says market is getting in balance.

Global network operator FLAG Telecom said carriers are back in the market for wholesale capacity to support their international voice and data services.

And the company’s new chief executive sees signs that the wholesale network business is getting itself in shape again.

“We are seeing supply and demand coming back into balance,” said Pat Gallagher, former president of BT Europe, who was appointed CEO at the newly reorganised FLAG Telecom in March this year. “Demand is running away for global networking – although it may take 18-24 months to get in balance locally.”

The Middle East – FLAG’s heartland since it landed cable to Fujairah and Jeddah in the late 1990s – is the driving force for expansion in the global network, said Gallagher. The Gulf States as well as India and Pakistan are building out national broadband systems, but they are still under served globally, he said.

“They want connections East and West,” said Gallagher.

Gallagher could not give data for traffic or revenues from the region, because the company books its orders according to where its carrier customers are headquartered. Key carriers using FLAG’s network include BT, Equant, NTT Communications, Saudi Telecom and Verizon Communications.

But FLAG, originally Fiber-optic Link Across the Globe, said it had taken orders worth $55 million in the fourth quarter of 2002 and first quarter of 2003.

“None of our main carrier customers deserted us during the [Chapter 11] reorganisation period,” said Gallagher. “They stood by us.”

That’s partly because carriers don’t have much choice. There aren’t that many global networks reaching from New York to London, Jeddah and Tokyo. Gallagher was hard-pressed to think of competitors other than Reach and Tyco.

But Gallagher said that the rate of new orders had picked up even more in the latest quarter.

FLAG went voluntarily into Chapter 11 bankruptcy protection proceedings in April last year. Its financial reorganisation plan was approved by the court within six months - a record time, the company claims.

Gallagher said a re-audit of the company’s accounts for 2000-2002 had just been completed, as required for all carriers previously audited by ex-WorldCom accountants Arthur Andersen by the Securities and Exchange Commission. FLAG’s accounts had been given a clean bill of health, said Gallagher.

The company used the Chapter 11 process to offload $1.4 billion of liabilities. Alex Gersh, who this month joined Gallagher as the company’s new chief financial officer, said the company’s debts would be reduced to just $35 million by the end of August.

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